Exhibit 99.1

[Crown Holdings, Inc. logo]

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

CROWN HOLDINGS, INC. ANNOUNCES FINAL RESULTS OF

TENDER OFFER FOR CERTAIN NOTES MATURING IN 2006

Philadelphia, PA – December 14, 2004.   Crown Holdings, Inc. (NYSE:CCK), ), today announced the final results of the cash tender offer by its wholly-owned subsidiary, Crown Cork & Seal Company, Inc. (“Crown Cork”), for up to $110 million aggregate principal amount of outstanding 7.00% Notes due December 15, 2006 on behalf of Crown Cork & Seal Finance PLC (“Crown Finance”). The offer commenced on Thursday, November 11, 2004 and expired at 5:00 p.m., New York City time, on Monday, December 13, 2004.

Crown Cork has accepted for purchase and payment, pursuant to its offer to purchase, $33,462,000 of the aggregate principal amount of Crown Finance’s outstanding 7.00% Notes due December 15, 2006 (the “2006 Notes”) validly tendered in the offer for a purchase price of $1,050 per $1,000 principal amount.

Payment of the aggregate purchase price, including accrued interest through December 15, 2004, is expected to be made by Crown Finance on December 16, 2004. Following the completion of the purchase by Crown Finance of the 2006 Notes, there will be $235,142,000 aggregate principal amount of 7.00% Notes of Crown Finance due December 15, 2006 outstanding.

Additionally, Crown Holdings announced that on December 6, 2004 it repaid at maturity €21,973,000 (approximately US$29,450,000) of aggregate principal amount of outstanding 6.00% Notes of Crown Cork & Seal Finance S.A. and that prior to December 31, 2004 it intends to retire the remaining $39,656,000 aggregate principal amount of outstanding 8.375% Notes due January 15, 2005 of Crown Cork & Seal Company, Inc. by depositing with the trustee an amount sufficient to pay the Notes at maturity.

Cautionary Note

Except for historical information, all other information in this press release consists of forward-looking statements. These forward-looking statements involve a number of risks, uncertainties and other factors that may cause actual results to be materially different from those expressed or implied in the forward-looking statements. Important factors that could cause the statements made in this press release to differ are discussed under the caption “Forward-Looking Statements” in the Company’s Form 10-K Annual Report for the year ended December 31, 2003 and in subsequent filings made prior to or after the date hereof. The Company does not intend to review or revise any particular forward-looking statement in light of future events.

Crown Holdings, Inc., through its affiliated companies, is a leading supplier of packaging products to consumer marketing companies around the world. World headquarters are located in Philadelphia, Pennsylvania.

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For more information, contact:   Timothy J. Donahue, Senior Vice President — Finance, (215) 698-5088.